UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2014

APACHE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-4300	41-0747868
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Post Oak Boulevard

Suite 100

Houston, Texas 77056-4400

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (713) 296-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-Commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 13, 2014, the Board appointed Ms. Annell R. Bay as a new director of Apache Corporation (the “Company”). On May 14, 2014, the Company issued a press release announcing this appointment, a copy of which is filed herewith as Exhibit 99.1. Ms. Bay has been appointed to the Corporate Governance and Nominating Committee of Apache’s board of directors. She will stand for election at Apache’s Annual Meeting in 2016.

For her service, Ms. Bay will receive compensation that is commensurate with that received by the Company’s other non-employee directors, although the annual retainer will be pro-rated to reflect her length of service in 2014. The description of such compensatory arrangements under the caption “Director Compensation” in the Company’s definitive proxy statement, filed with the SEC on April 2, 2014, is incorporated by reference herein.

Ms. Bay has (i) no arrangements or understandings with any other person pursuant to which she was elected for the position described above, and (ii) no family relationship with any director or other executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer.

Ms. Bay served as vice president, Global Exploration of Marathon Oil Corporation from July 2011 to April 2014, having previously been senior vice president, Exploration since June 2008. Prior to joining Marathon Oil, Ms. Bay was vice president, Americas Exploration of Shell Exploration and Production Company since August 2004. Prior to joining Shell, she was vice president, Worldwide Exploration, and vice president, North America Exploration, of Kerr-McGee Oil and Gas Corporation, and was with Oryx Energy prior to the merger with Kerr-McGee. Ms. Bay serves on the advisory boards for the Jackson School of Geology at the University of Texas at Austin, the American Association of Petroleum Geology, and the Independent Petroleum Association of America Education Center.

Ms. Bay has had no direct or indirect material interest in any transaction or series of similar transactions contemplated by Item 404(a) of Regulation S-K.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of Apache Corporation, dated May 14, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APACHE CORPORATION

Date: May 16, 2014	/s/ Alfonso Leon
Alfonso Leon
Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release of Apache Corporation, dated May 14, 2014.